Suite 409 – 221 W. Esplanade
North Vancouver, BC
V7M 3J3 CANADA
Telephone: (604) 973-0579
Facsimile: (604) 973-0280

CORPORATE AND SECURITIES LAWYERS

March 1 , 2018

LEXARIA BIOSCIENCE CORP.
156 Valleyview Road
Kelowna, British Columbia,
Canada V1X 3M4

Ladies and Gentlemen:

We have acted as special counsel to Lexaria Bioscience Corp., a Nevada corporation (the "Company"), with respect to the Registration Statement on Form S-4/A (Amendment No.2) filed with the Securities and Exchange Commission (the "Commission") on March 1 , 2018 (the "Registration Statement") relating to the registration for sale, under the Securities Act of 1933, as amended (the "Act"), of 70,319,707 common shares of the Company (the "Shares") in connection with the Company's proposed Plan of Conversion to change its corporate domicile from the State of Nevada to the Province of British Columbia, Canada (the “Conversion”).

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company, as currently in effect; and (iii) resolutions of the board of directors of the Company relating to, among other things, the approval of the Conversion and issuance of the Shares. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance as fully-paid and non-assessable common shares of the Company.

The foregoing opinion is based upon and limited to the laws of the Province of British Columbia. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We understand that this opinion is to be used in connection with the Registration Statement, as it may be amended from time to time, and hereby consent to the filing of this opinion letter with and as a part of the Registration Statement as so amended, and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

It is understood that this opinion letter is to be used in connection with the resale of the Securities only while the Registration Statement is effective and as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act.

Yours truly,

/s/W.L. MACDONALD LAW CORPORATION

W.L. MACDONALD LAW CORPORATION

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.